Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: business@state.wy.us

For Office Use Only

Profit Corporation
Articles of Amendment

1. Corporation name:

Element92 Resources Corp.

2. Article(s) Five is amended as follows:

The aggregate number of shares, which the corporation shall have authority to issue, is one billion (1,000,000,000) common shares of $0.001 par value common stock. Said shares may be issued by the corporation from time to time for such considerations as may be fixed by the Board of Directors.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 02/01/2010.
(Date – mm/dd/yyyy)

5. If the amendment was adopted by the incorporators or board of directors without shareholder approval, a statement that the amendment was duly approved by the incorporators or by the board of directors as the case may be and that shareholder approval was not required.

OR

If approval was required by the shareholders, a statement that the amendment was duly approved by the shareholders in the manner required by this act and by the articles of incorporation.

The amendment was duly approved by the shareholders in the manner required by the act and by the articles of incorporation.

Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: business@state.wy.us

For Office Use Only

6. If an amendment was approved by the shareholders:

(A) The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment: 9,048,000 Common Shares outstanding and no other voting group.

the number of votes of each voting group indisputably represented at the meeting: 8,236,000 Common Shares were represented.

AND

(B) Either the total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment **OR** the total number of undisputed votes cast for the amendment by each voting group and a statement that the number of votes cast for the amendment by each voting group was sufficient for approval by that voting group:

The total number of undisputed votes cast for the amendment by the only voting group was 8,236,000 shares. The number of votes cast for the amendment by the sole voting group was sufficient for approval by the voting group. (91.01% voted for the amendment.)

7. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: Not Applicable.

Signature: ______________________ **Date:** 02/11/2010 *(mm/dd/yyyy)*

Print Name: Geoffrey Armstrong

Title: President, Director

Contact Person: Geoff Armstrong

Daytime Phone Number: 518-633-4777 Email: info@element92resources.com

Checklist

Filing Fee: $50.00 Make check or money order payable to Wyoming Secretary of State.
The Articles of Amendment may be executed by the Chairman of the Board, President or another of its officers.
Please submit one **originally signed** document and one exact photocopy of the filing.